Exhibit 10.28

OPENDOOR LABS INC.
1024 Filbert Street
San Francisco, CA 94133

April 13th, 2014

Ian Wong
1 Polk St., Unit 1308
San Francisco, CA 94102

Dear Ian Wong:

OpenDoor Labs Inc., a Delaware corporation (the “Company”), is pleased to offer you employment with the Company on the terms described below.

1.           Position. You will start in a full-time position as Co-Founder/Tech Lead and you will initially report to the Company’s CEO. Your primary duties will be to lead the data science and technical team. By signing this letter, you confirm with the Company that you are under no contractual or other legal obligations that would prohibit you from performing your duties with the Company.

2.            Compensation. You will be paid a starting salary at the rate of $90,000 per year, payable on the Company’s regular payroll dates.

3.             Equity Grant. Subject to the approval of the Company’s Board of Directors, you will be granted a right to purchase 2,527,473 shares of the Company’s common stock. The purchase right will be subject to the terms and conditions applicable to restricted stock awards granted under the Company’s Founder Stock Plan, as described in that plan and the applicable restricted stock purchase agreement, which you will be required to sign. You will vest in 25% of the shares on the 12-month anniversary of your vesting commencement date and 1/48th of the total shares will vest in monthly installments thereafter during continuous service, as described in the applicable restricted stock purchase agreement. The exercise price per share will be equal to the fair market value per share on the date the restricted stock award is granted, as determined by the Company’s Board of Directors in good faith. There is no guarantee that the Internal Revenue Service will agree with this value. You should consult with your own tax advisor concerning the tax risks associated with accepting a right to purchase the Company’s common stock.

4.           Confidential Information and Invention Assignment Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s enclosed standard Confidential Information and Invention Assignment Agreement.

5.            Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s Chief Executive Officer.

6.            Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Company.

7.            Withholding Taxes. All forms of compensation referred to in this letter are subject to applicable withholding and payroll taxes.

8.            Miscellaneous.

(a)                Governing Law. The validity, interpretation, construction and performance of this letter, and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of state of California, without giving effect to principles of conflicts of law.

(b)               Entire Agreement. This letter sets forth the entire agreement and understanding of the parties relating to the subject matter herein and supersedes all prior or contemporaneous discussions, understandings and agreements, whether oral or written, between them relating to the subject matter hereof.

(c)                Counterparts. This letter may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement. Execution of a facsimile copy will have the same force and effect as execution of an original, and a facsimile signature will be deemed an original and valid signature.

(d)                Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents or notices related to this Agreement, securities of the Company or any of its affiliates or any other matter, including documents and/or notices required to be delivered to you by applicable securities law or any other law or the Company’s Certificate of Incorporation or Bylaws by email or any other electronic means. You hereby consent to (i) conduct business electronically (ii) receive such documents and notices by such electronic delivery and (iii) sign documents electronically and agree to participate through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

[Signature Page Follows]

If you wish to accept this offer, please sign and date both the enclosed duplicate original of this letter and the enclosed Confidential Information and Invention Assignment Agreement and return them to me. As required, by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States. This offer, if not accepted, will expire at the close of business on April 13th, 2014.

We look forward to having you join us no later than April 14th, 2014.

Very truly yours,

OPENDOOR LABS INC.

By:
Eric Wu
Chief Executive Officer and President

ACCEPTED AND AGREED:

IAN WONG
(PRINT EMPLOYEE NAME)

(Signature)

April 13, 2014
Date

Anticipated Start Date: April 14th, 2014

Attachment A: Confidential Information and Invention Assignment Agreement

ATTACHMENT A

CONFIDENTIAL INFORMATION AND
INVENTION ASSIGNMENT AGREEMENT

(See Attached)